U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                              SEC File No.: 0-24408
                               CUSIP: 45667M 10 1
                                  (Check One):

     [X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

                        For Period Ended: March 31, 2005

                       [X] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR For the Transition Period Ended:

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERI-FIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                             INFINICALL CORPORATION
                             Full Name of Registrant

                            Former Name if Applicable
                             (f/k/a FONEFRIEND INC.)

                         5670 Wilshire Blvd., Ste. 2605
                         ------------------------------
           Address of Principal Executive Offices (Street and Number)

                              Los Angeles, CA 90036
                            City, State and Zip Code

                       PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the subject Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant needs more time to complete the accounting and audit work for the Annual Report.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notifica-tion

                         James A. Trodden (323) 937-1515
                         -------------------------------
                      (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[X] Yes [ ]No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

[ ] Yes [ X ]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             InfiniCall Corporation
                             ----------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.





DATE:  June 30, 2005                       By:/s/James A. Trodden
       ---------------------               -----------------------------------
                                           James A. Trodden, Secretary
















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